HYDROSYS

INNOVATIVE WASSER-AUFBEREITUNG

WWW.HYDROSYS.DE

Hydrosystemtechnik GmbH . Gewerbepark 13 . 83052 Bruckmühl

Contractor/ Principal:
HydroDynex Inc.
230 Bethany Rd. #128
Burbank, CA 91504

Date: December 08, 2008

Purchase Extension Letter

Dear Mr. Edington,

In the light of recent events that have caused delays in business proceedings for your company, I hereby agree to extend the date at which an AO-System unit must be purchased from Hydrosys, according to our Licensing Agreement. The new due date will be January 31, 2009.

Kind Regards

Dr. Meinolf Schöberl
Hydrosystemtechnik GmbH

Hydrosystemtechnik GmbH
Gewerbepark 13
83052 Bruckmühl
Tel: +49 (0)8062-80220
Fax: +49 (0)8062-80221
Mail: info@hydrosys.de
Geschäftsführer: Dr. Meinolf Schöberl
HRB 8311 AG Traunstein